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Exhibit (8)(f)(3):  Amendment Number 2 to the Participation Agreement among
                    United of Omaha Life Insurance Company, Companion Life Insurance Company and Scudder Variable Life Investment Fund (now known as Scudder Variable Series I).


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                 AMENDMENT NUMBER 2 TO PARTICIPATION AGREEMENT

     This Amendment Number 2 (the "Amendment") to the Participation Agreement defined below is made and entered into as of the 15th day of October, 2003, by and among UNITED OF OMAHA LIFE INSURANCE COMPANY, a Nebraska life insurance company, COMPANION LIFE INSURANCE COMPANY, a New York life insurance company, (hereinafter individually or collectively the "Company"), on their own behalf and on behalf of each segregated asset account of the Company identified in the Participation Agreement (each such account hereinafter referred to as the "Account"), and SCUDDER VARIABLE LIFE INVESTMENT FUND, a Massachusetts business trust, (hereinafter the "Fund").

                             PRELIMINARY STATEMENTS
                             ----------------------

1. The Company and the Fund have entered into a Participation Agreement dated as of May 15, 1994, as such agreement may be amended from time to time (the "Participation Agreement").

2. The parties desire to amend Section 4. Requirement to Execute Participation Agreement; Request of the Participation Agreement of the Participation Agreement by amending the third paragraph and adding a fourth paragraph.

                                    AGREEMENT
                                    ---------

In consideration of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Fund agree to amend the Participation Agreement as follows:

1. The third paragraph in Section 4 of the Participation Agreement is deleted and replaced in its entirety with the following:

     "The Fund shall also make available upon request to each Participating Insurance Company which has executed an Agreement and which Agreement has not been terminated pursuant to Paragraph 8, the net asset value of any Portfolio of the Fund as of any date upon which the Fund calculates the net asset value of its Portfolios for the purpose of purchase and redemption of shares. The Fund shall report any material error in the calculation or reporting of net asset value per share to the Company promptly upon discovery, and shall adjust the number of shares purchased or redeemed for the Account to reflect the correct net asset value per share pursuant to procedures approved by the Board of Trustees of the Fund."

2. The following is added as the fourth paragraph in Section 4 of the Participation Agreement:

     "The Fund shall furnish same day notice (by email or other mutually agreeable means) to the Company of any income, dividends or capital gain distributions payable on the Portfolios' shares. The Company hereby elects to receive all such income, dividends and capital gain distributions as are payable on the Portfolio shares in additional shares of that Portfolio. The Company reserves the right to revoke this election and to receive all such income, dividends and capital gain distributions in cash. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

3. Except as expressly provided herein, the Participation Agreement shall remain in full force and effect. This Amendment and the Participation Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. In the event of any conflict between the terms of this Amendment and the Participation Agreement, the terms of this Amendment shall control.

4. This Amendment may be amended only by written instrument executed by each party hereto.

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5.   This Amendment shall be effective as of the date written above.

6. Any number of counterparts of this Amendment may be executed and each such executed counterpart shall be deemed an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

COMPANY:

UNITED OF OMAHA LIFE INSURANCE COMPANY
By its authorized officer


By:    /s/ Richard A. Witt
   -------------------------------------
Title: Executive Vice President
Date:


COMPANION LIFE INSURANCE COMPANY
By its authorized officer


By:    /s/ Richard A. Witt
   -------------------------------------
Title: Assistant Treasurer
Date:

FUND:

SCUDDER VARIABLE LIFE INVESTMENT FUND (now known as Scudder Variable Series I) By its authorized officer


By:    /s/ John Millette
   -------------------------------------
Title: Vice President
Date: